EXHIBIT 3.32
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF WORLDSPAN, LP
The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware hereby certify as follow:
FIRST: The name of the Limited Partnership is Worldspan, LP
SECOND: Article One of the Certificate of Limited Partnership shall be amended as follows: The name of the Limited Partnership is Travelport, LP
IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 16th day of November, 2009.

BY:	Worldspan Technologies, Inc. as
General Partner

BY:	/s/ Rochelle J. Boas
Rochelle J. Boas
Group Vice President and Secretary